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                                                                   Exhibit 5

                               SUPPORT AGREEMENT

              SUPPORT AGREEMENT, dated as of December 29, 1995 (this "Agreement"), by and among WENDY'S INTERNATIONAL, INC., an Ohio corporation ("Wendy's"), 1149658 ONTARIO INC., an Ontario corporation and a subsidiary of Wendy's (1149658 Ontario Inc. and its successors being referred to herein as "Newco") and RONALD V. JOYCE ("Seller").

                              W I T N E S S E T H

              WHEREAS, pursuant to a Stock Purchase Agreement, dated as of October 31, 1995, as amended (the "Purchase Agreement"), among Wendy's, Newco, 632687 Alberta Ltd., an Alberta corporation, continued as 1052106 Ontario Inc., an Ontario corporation (the "Company"), and Seller, the parties to the Purchase Agreement have agreed, subject to the terms and conditions set forth therein, that Newco will acquire from Seller all of the issued and outstanding shares of the Company, and Seller shall receive Non-Voting Exchangeable Shares of Newco (such shares, and shares of any successor corporation having terms substantially equivalent to those of the Non-Voting Exchangeable Shares of Newco, being referred to herein as the "Newco Exchangeable Shares");

              WHEREAS, Newco's Articles of Incorporation ("Newco's Articles") set forth the rights, privileges, restrictions and conditions attaching to the Newco Exchangeable Shares;

              WHEREAS, on the date hereof, Wendy's, Newco and Seller have entered into a Share Exchange Agreement (the "Share Exchange Agreement");

              WHEREAS, Wendy's is the registered and beneficial owner of all of the issued and outstanding common shares of Newco (the "Newco Common Shares"); and

              WHEREAS, the parties hereto desire to make appropriate provision and to establish a procedure whereby Wendy's will take certain actions to enable Newco to make certain payments and to deliver common shares of Wendy's, without par value (the "Wendy's Common Shares"), in satisfaction of the obligations of Newco under Newco's Articles with respect to the payment and satisfaction of dividends and the Liquidation Amount, all in accordance with Newco's Articles;

              NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties agree as follows:
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                                   ARTICLE 1

                                  DEFINITIONS

              1.1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in Newco's Articles.

                                   ARTICLE 2

                         COVENANTS OF WENDY'S AND NEWCO

              2.1. FUNDING OF NEWCO. So long as any Newco Exchangeable Shares are outstanding and held by Seller, Wendy's shall:

              (a) subject to Section 2.7 hereof, not declare or pay any dividend on the Wendy's Common Shares unless Newco shall on the same day (or if such day is not a Business Day, the next succeeding day that is a Business Day) declare or pay, as the case may be, a dividend on the Newco Exchangeable Shares as required by the Newco Articles;

              (b) subject to Section 2.7 hereof, advise Newco sufficiently in advance of the declaration by Wendy's of any dividend on the Wendy's Common Shares and take all such other actions as are necessary, in cooperation with Newco, to ensure that the respective declaration date, record date and payment date for a dividend on the Newco Exchangeable Shares shall be the same day (or if such day is not a Business Day, then the next succeeding day that is a Business Day) as the declaration date, record date and payment date for the corresponding dividend on the Wendy's Common Shares;

              (c) subject to Section 2.7 hereof, provide or cause to be provided to Newco, by any means which Wendy's deems appropriate from time to time, such assets, funds and other property as may be necessary in order that Newco will have sufficient assets, funds and other property available to enable (i) the due declaration and the due and punctual payment, in accordance with applicable law, of all dividends on the Newco Exchangeable Shares in accordance with Newco's Articles and (ii) the due performance by Newco of its obligations under this Agreement and the Newco Articles;

              (d) subject to Wendy's exercise of the Liquidation Call Right, take all such actions and do all such things as are necessary or desirable to enable and permit Newco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding

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                       Newco Exchangeable Share upon the liquidation,
                       dissolution or winding-up of Newco, including all such actions and all such things as are necessary or desirable to enable and permit Newco to deliver Wendy's Common Shares to the holders of Newco Exchangeable Shares in accordance with the provisions of Newco's Articles;

              (e) subject to Wendy's exercise of the Retraction Call Right, take all such actions and do all such things as are necessary or desirable to enable and permit Newco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price, including all such actions and all such things as are necessary or desirable to enable and permit Newco to deliver Wendy's Common Shares to the holders of Newco Exchangeable Shares in accordance with the provisions of Newco's Articles; and

              (f) in the event Wendy's shall not have purchased the Newco Exchangeable Shares pursuant to Article 2 of the Share Exchange Agreement and Newco shall be required to redeem the Newco Exchangeable Shares in accordance with Article 7 of Newco's Articles, take all such actions and do all such things as are necessary or desirable to enable and permit Newco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Redemption Price, including all such actions and all such things as are necessary or desirable to enable and permit Newco to deliver Wendy's Common Shares to the holders of Newco Exchangeable Shares in accordance with the provisions of Newco's Articles.

              2.2. SEGREGATION OF FUNDS. (a) Upon Wendy's providing or causing to be provided to Newco any funds, assets or other property in accordance with Section 2.1, Newco shall deposit such funds in a separate account and segregate such assets and other property, in each case for the benefit of holders from time to time of the Newco Exchangeable Shares, and will use such funds, assets and other property exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price and the Redemption Price.

              (b) Newco shall promptly return to Wendy's or its designees, in accordance with Wendy's directions, any Wendy's Common Shares, assets, funds or other property delivered to Newco pursuant to this Agreement if, after such delivery has been made, Newco shall no longer be obligated to deliver such Wendy's Common Shares, assets, funds or other property, or any part thereof, to Seller pursuant to the provisions of Newco's Articles or applicable law.

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              2.3.     NOTIFICATION OF CERTAIN EVENTS.  In order to assist
Wendy's to comply with its obligations hereunder, Newco will give Wendy's notice of each of the following events at the time set forth below:

              (a) in the event of any determination by the Board of Directors of Newco to (i) institute voluntary liquidation, dissolution or winding-up proceedings with respect to Newco or (ii) effect any other distribution of the assets of Newco among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

              (b) immediately, upon the earlier of the receipt by Newco of notice of, or Newco otherwise becoming aware of, any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Newco or to effect any other distribution of the assets of Newco among its shareholders for the purpose of winding-up its affairs;

              (c)      immediately, upon receipt by Newco of a Retraction
                       Request;

              (d) immediately upon sending a notice to the holders of Newco Exchangeable Shares pursuant to the first sentence of
                       Section 7.2 of Newco's Articles; and

              (e) as soon as practicable upon the issuance by Newco of any Newco Exchangeable Shares or rights to acquire Newco Exchangeable Shares (other than the issuance of Newco Exchangeable Shares pursuant to the Purchase Agreement).

              2.4. DELIVERY OF WENDY'S COMMON SHARES. In furtherance of its obligations under Section 2.1(d) hereof (but subject to the exercise by Wendy's of the Liquidation Call Right and the Retraction Call Right and the purchase of Newco Exchangeable Shares by Wendy's pursuant to Article 2 of the Share Exchange Agreement), upon notice from Newco of any event which requires Newco to deliver Wendy's Common Shares to any holder of Newco Exchangeable Shares pursuant to Newco's Articles, Wendy's shall forthwith issue and deliver the requisite Wendy's Common Shares to Newco so that Newco can then deliver such shares to such holder of the surrendered Newco Exchangeable Shares in accordance with Newco's Articles. All such Wendy's Common Shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, other than any escrow requirements imposed by the Escrow Agreement (as such term is defined in the Purchase Agreement). In consideration of the delivery of such Wendy's Common Shares by Wendy's to Newco, Newco shall deliver to Wendy's one common share of Newco.

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              2.5.     WENDY'S NOT TO VOTE NEWCO EXCHANGEABLE SHARES.  Wendy's
covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Newco Exchangeable Shares held by Wendy's and its subsidiaries (as such term is defined in the Purchase Agreement) for the sole purpose of attending each meeting of holders of Newco Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Wendy's further covenants and agrees that it will not, and will cause its subsidiaries not to, exercise any voting rights which may be exercisable by holders of Newco Exchangeable shares from time to time pursuant to Newco's Articles or pursuant to the provisions of the Business Corporations Act (Ontario) (or any successor or other corporate statute by which Newco may in the future be governed) with respect to any Newco Exchangeable Shares held by it or its subsidiaries in respect of any matter considered at any meeting of holders of Newco Exchangeable Shares.

              2.6. TENDER OFFERS, ETC. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to shares of Wendy's Common Shares (an "Offer") is proposed by Wendy's or is proposed to Wendy's or its shareholders and is recommended by the Board of Directors of Wendy's, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Wendy's, Wendy's will use its best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Newco Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Wendy's Common Shares, without discrimination. Without limiting the generality of the foregoing, Wendy's will use its best efforts to ensure that holders of Newco Exchangeable Shares may participate in all such Offers without being required to exchange with Wendy's Newco Exchangeable Shares for Wendy's Common Shares (or, if so required, to ensure that any such exchange shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

              2.7. CERTAIN DIVIDENDS. So long as any Newco Exchangeable Shares are outstanding and held by Seller, if Wendy's shall declare dividends on the Wendy's Common Shares, the record date for which shall occur prior to the date on which Newco's assets shall be distributed to its shareholders in connection with the liquidation, dissolution or winding up of Newco, whether voluntary or involuntary, and the distribution date with respect to such dividends shall occur after such date, Wendy's shall not be bound by the provisions of Section 2.1(a) through (c); provided, however, that Seller shall be entitled to receive payment of such dividends from Wendy's to the same extent as if he had been a holder of the Specified Number of Wendy's Common Shares on the record date for such dividends with respect to each Newco Exchangeable Share held by him immediately prior to the date on which Newco's assets are distributed to its shareholders in connection with such liquidation, dissolution or winding up of Newco.

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                                   ARTICLE 3

                                    GENERAL

              3.1. TERM. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Newco Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Newco Exchangeable Shares) are held by any party other than Wendy's and any of its subsidiaries.

              3.2. CHANGES IN CAPITAL OF WENDY'S AND NEWCO. At all times after the occurrence of any event in which either the Wendy's Common Shares or the Newco Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Wendy's Common Shares or the Newco Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

              3.3. AMENDMENTS AND SUPPLEMENTS. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed on behalf of Wendy's and Newco by their duly authorized officers or representatives and by Seller.

              3.4. CONSEQUENTIAL AMENDMENTS. Notwithstanding the provisions of Section 3.3, Wendy's and Newco may in writing, at any time and from time to time, without the approval of Seller, amend or modify this Agreement for the purposes of:

              (a) adding to the covenants of either or both parties for the protection of the Seller; or

              (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Board of Directors of each of Newco and Wendy's, it may be expedient to make, provided that such amendments or modifications will not be prejudicial to the interests of the holders of the Newco Exchangeable Shares; or

              (c) making such changes or corrections which, on the advice of counsel to Newco and Wendy's, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that such changes or corrections will not be prejudicial to the interests of the holders of the Newco Exchangeable Shares.

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              3.5.     NO WAIVER. The failure of any party hereto to enforce at
any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

              3.6. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of Ontario (and the laws of Canada applicable therein), without regard to their respective conflict of law rules.

              3.7. NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person or sent by facsimile or via a reputable international overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt:

              If to Wendy's or Newco:

                       Wendy's International, Inc.
                       P.O. Box 256
                       4288 West Dublin-Granville Road
                       Dublin, Ohio  43017

                       Attention:  Lawrence E. Schauf, Esq.
                       Facsimile No.:  (614) 764-3243

              With a copy to:

                       Lang Michener
                       BCE Place, Suite 2500
                       P.O. Box 747
                       181 Bay Street
                       Toronto, Ontario  M5J 2T7

                       Attention:  Robert Glass, Esq.
                       Facsimile No.:  (416) 365-1719



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              and

                       Fried, Frank, Harris, Shriver & Jacobson
                       1 New York Plaza
                       New York, New York  10004

                       Attention:  Lois Herzeca, Esq.
                       Facsimile No.:  (212) 859-4000

              If to Seller:

                       Mr. Ronald V. Joyce
                       10 Blue Ridge Mountain Estates
                       Calgary, Alberta T2M 4N4

                       Facsimile Number:  (403) 547-5953

              With a copy to:

                       Tory Tory DesLauriers & Binnington
                       Suite 3000 Aetna Tower
                       P.O. Box 270
                       Toronto-Dominion Centre
                       Toronto, Ontario  M5K 1N2

                       Attn.:  Gordon Coleman, Esq., Q.C.
                       Facsimile Number:  (416) 865-7380

              3.8. CONSTRUCTION OF AGREEMENT. A reference to an Article or a Section shall mean an Article of or a Section in this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

              3.9. ENTIRE AGREEMENT, ASSIGNABILITY, ETC. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein, and shall not be assignable by operation of law or otherwise.

              3.10. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

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              3.11.    COUNTERPARTS.  This Agreement may be executed in one or
more counterparts, all of which together shall constitute one and the same Agreement.

              3.12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on the legal representatives, successors and permitted assigns of the parties hereto.




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              IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                 WENDY'S INTERNATIONAL, INC.

                                 By:  /s/ Gordon F. Teter
                                     -------------------------------------------
                                     Title:  President, Chief Executive Officer
                                              and Chief Operating Officer


                                 1149658 ONTARIO INC.

                                 By:  /s/ Gordon F. Teter
                                     -------------------------------------------
                                     Title:  Chairman of the Board and President


/s/ Philip Brown                 /s/  Ronald V. Joyce
---------------------------      -----------------------------------------------
Witness to the signature of           RONALD V. JOYCE
Ronald V. Joyce





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